Exhibit 99.1

3003 Tasman Drive Santa Clara, CA 95054

Contact:
Meghan O’Leary	Lisa Bertolet
Silicon Valley Bank	Silicon Valley Bank
408.654.6364	408.654.7282
moleary@svbank.com	lbertolet@svbank.com

SILICON VALLEY BANCSHARES ELECTS THREE NEW BOARD MEMBERS

Directors Bring Expertise Leading and Supporting Global Technology and Life Science Firms

SANTA CLARA, Calif., October 21, 2004 — Silicon Valley Bancshares (Nasdaq:  SIVB), the diversified financial services holding company of Silicon Valley Bank, announced three additions to its board of directors today.  David M. Clapper, Roger Dunbar and Joel P. Friedman were elected to the Silicon Valley Bancshares board effective October 20, 2004.   The new directors’ extensive experience with developing and leading global businesses will support Silicon Valley Bank as it expands globally and deepens its efforts within the technology, life science and private equity sectors.

“Silicon Valley Bancshares is executing its growth and development strategies extremely well. In order to bolster our senior leadership in the areas of globalization, technology and private equity, we sought out additional experts in those areas,” said Alex W. “Pete” Hart, chairman of the board of Silicon Valley Bancshares and Silicon Valley Bank. “These accomplished directors have a wealth of experience that is not only applicable to Silicon Valley Bank’s strategy, but relevant to the concerns of our 10,000 clients worldwide.”

David M. Clapper brings significant experience in the life sciences arena having spent the majority of his career in various positions at Johnson & Johnson and most recently serving as president, CEO and board member of Novacept, Inc.

Roger Dunbar, an advisory member of the Silicon Valley Bancshares and Silicon Valley Bank board of directors since 2001, has been serving technology companies since the early-1970s when he joined the Silicon Valley practice of Ernst & Young where he practiced until his promotion to global vice chairman in 2000.  He recently retired from his position as global vice chairman of E&Y.

Joel P. Friedman’s experience with global technology companies and venture capital firms stems from a variety of roles he has filled at Accenture, a global management consulting, technology services and outsourcing company. Friedman is currently the president of Accenture’s Business Process Outsourcing organization as well as a member of its board of directors and a member of the Dean’s Advisory Council for the Stanford Graduate School of Business.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries through 26 offices in the U.S. and two subsidiaries in the U.K. and India. Headquartered in Santa Clara, Calif., the company offers its clients commercial, investment and private banking, funds management and private equity services, as well as the added value of its knowledge and networks. Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, SVB Alliant. More information on the company can be found at www.svb.com.

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